UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 17, 2006

Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona (State or other Jurisdiction of Incorporation)	000-30138 (Commission File Number)	86-0394353 (IRS Employer Identification No.)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     Rockford committed itself on August 17, 2006, to a further streamlining of its operations. As a result of the strategic realignment Rockford announced in late 2004, Rockford has divested non-core products and businesses, reduced expenses, focused on the strength of its core mobile audio brands, and increased its outsourcing efforts. Rockford has completed the realignment announced in 2004, but has now decided that it should accelerate its outsourcing initiatives and simplify its core product lines. These changes will substantially reduce Rockford’s manufacturing operations, focus Rockford on its core strengths of brand-building, marketing, and distribution, and strengthen Rockford’s core product offerings.
     As a result of Rockford’s renewed focus on marketing and distribution, Rockford determined that it could reduce salaried staff significantly. Over the course of the second half of 2006, including attrition and reductions in force, Rockford anticipates that its salaried staff will be reduced by approximately 25%. As part of this reduction, Rockford laid off approximately 20 individuals on August 17, 2006.
     As Rockford completes the outsourcing of its speaker manufacturing, Rockford anticipates that its speaker manufacturing and product development activities at its Grand Rapids, Michigan, facility will be reduced and its salaried and direct labor staff at that location will be reduced commensurately. In addition, because of the success of its electronics outsourcing, Rockford will reduce its manufacturing operations in Tempe, Arizona, from 3 shifts to 2 shifts, reducing salaried and direct labor staff in Arizona. The staff reductions in Michigan and Arizona are included in the estimated reductions noted above. Rockford will continue to use its Michigan facility as a distribution site serving the eastern US, Canada, and Europe.
     Rockford expects the salaried and direct labor reductions described in this Form 8-K will result in restructuring charges during the 3rd and 4th quarters of 2006 totalling approximately $1 million. Substantially all of these charges are cash expenditures expected to result from severance payments to employees and other employment termination related costs.
     Rockford anticipates that the staff reductions will decrease Rockford’s annual expenses and overhead by approximately $3 million. Rockford believes simplification of its core product lines and acceleration of its outsourcing initiatives, and the reductions in staff associated with these changes, will position Rockford to be more competitive and efficient going forward. Rockford management is now focused on using its improved efficiency and more focused product lines to increase core product sales.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2006	ROCKFORD CORPORATION
	By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer